Exhibit 23.1

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1, amendment 1, is a part, of the report dated March 7, 2012 relative to the financial statements of E-Waste Corp. as of February 29, 2012 and for the period January 26, 2012 (date of inception) through February 29, 2012.

I also consent to the reference to my firm under the caption “Experts” in such Registration Statement.

/s/ Peter Messineo, CPA

Peter Messineo, CPA

Palm Harbor Florida

May 2, 2012